Exhibit 3.76
Evergreen Packaging (Luxembourg) S.à r.l.

Société à responsabilité limitée
Siège social :	6C Parc d’Activités Syrdall
L-5365 Munsbach
Grand-Duché de Luxembourg
Capital social:	EUR 12.500
CONSTITUTION DE SOCIETE DU 15 AVRIL 2010 NUMERO
In the year two thousand ten, on the fifteenth day of April.
Before Us, Maître Henri Hellinckx, notary residing in Luxembourg, Grand Duchy of Luxembourg.
THERE APPEARED :
Evergreen Packaging (Antilles) N.V., a company incorporated and organized under the laws of the Netherlands Antilles, having its registered office at Kaya W.F.G. (Jombi) Mensing 14, Curaçao, Netherlands Antilles, registered with the register of Curaçao under number 10581, here represented by Marie Roche, Lawyer, with professional address in Luxembourg, by virtue of a power of attorney given in Curacao, on April 9, 2010.
The said proxy, after having been signed “ne varietur” by the proxyholder of the appearing party and the undersigned notary, will remain annexed to the present deed for the purpose of registration.
Such appearing party, represented as stated here-above, have requested the undersigned notary, to state as follows the articles of association of a private limited liability company (société à responsabilité limitée), which is hereby incorporated:
I. NAME — REGISTERED OFFICE — OBJECT —DURATION
Art. 1.	Name
There is formed a private limited liability company (société à responsabilité limitée) under the name “Evergreen Packaging (Luxembourg) S.à r.l.” (hereafter the Company), which will be governed by the laws of Luxembourg, in particular by the law dated August 10, 1915, on commercial companies, as amended (hereafter the Law), as well as by the present articles of association (hereafter the Articles).
Art. 2.	Registered office

2.1.	The registered office of the Company is established in Munsbach, Grand Duchy of Luxembourg. It may be transferred within the boundaries of the municipality by a resolution of the board of managers of the Company. The registered office may further be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of the single shareholder or the general meeting of shareholders adopted in the manner required for the amendment of the Articles.
2.2.	Branches, subsidiaries or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the board of managers of the Company. Where the board of managers of the Company determines that extraordinary political or military developments or events have occurred or are imminent and that these developments or events would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances. Such temporary measures shall have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.
Art. 3.	Object

3.1	The corporate object of the Company is (i) the acquisition, holding and disposal, in any form, by any means, whether directly or indirectly, of participations, rights and interests in, and obligations of, Luxembourg and foreign companies, (ii) the acquisition by purchase, subscription, or in any other manner, as well as the transfer by sale, exchange or in any other manner of stock, bonds, debentures, notes and other securities or financial instruments of any kind (including notes or parts or units issued by Luxembourg or foreign mutual funds or similar undertakings) and receivables, claims or loans or other credit facilities and agreements or contracts relating thereto, and (iii) the ownership, administration, development and management of a portfolio of assets (including, among other things, the assets referred to in (i) and (ii) above).

3.2	The Company may carry out all transactions (i) in direct or indirect connection with the object of the Company or which may be useful to carry out its object and (ii) pertaining directly or indirectly to the acquisition of participations in any enterprise or company in any form whatsoever, and the administration, management, control and development of those participations.

3.3.	The Company may borrow in any form except by way of public offer. It may issue, by way of private placement only, notes, bonds and debentures and any kind of debt and/or equity securities. The Company may lend funds including, without limitation, the proceeds of any borrowings and/or issues of debt or equity securities to its subsidiaries, affiliated companies and/or any other companies. The Company may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over all or over some of its assets to guarantee its own obligations and undertakings and/or obligations and undertakings of any other company, and, generally, for its own benefit and/or the benefit of any other company or person.

3.4	The Company may carry out in Luxembourg and/or abroad any transaction and make any investment which it considers necessary or useful to fulfil or develop its object, permitted to Luxembourg companies under the Law.

Art 4.	Duration

4.1.	The Company is formed for an unlimited period of time.

4.2	The Company shall not be dissolved by reason of death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or several of the shareholders.
II. CAPITAL — SHARES
Art. 5.	Capital

5.1.	The Company’s corporate capital is fixed at twelve thousand five hundred euro (EUR 12,500) represented by five hundred (500) shares in registered form with a par value of twenty-five euro (EUR 25) each, all subscribed and fully paid-up.

5.2.	The share capital of the Company may be increased or reduced at any time by a resolution of the single shareholder or, as the case may be, by the general meeting of shareholders, adopted in the manner required for the amendment of the Articles.
Art. 6.	Shares

6.1.	Each share entitles the holder to a fraction of the corporate assets and profits of the Company in direct proportion to the number of shares in existence.

6.2.	The Company will regard the shares as indivisible, with only one owner permitted per share. Joint co-owners have to appoint a sole person as their representative in dealings with the Company.

6.3.	Shares are freely transferable among shareholders or, if there is no more than one shareholder, to third parties.

If the Company has more than one shareholder, the transfer of shares to non- shareholders is subject to the prior approval of the general meeting of shareholders representing at least three quarters of the share capital of the Company.

A share transfer will only be binding upon the Company or third parties following a notification to, or acceptance by, the Company in accordance with article 1690 of the civil code.

For all other matters, reference is being made to articles 189 and 190 of the Law.

6.4.	A shareholders’ register will be kept at the registered office of the Company in accordance with the provisions of the Law and may be examined by each shareholder who so requests.

6.5.	The Company may redeem its own shares within the limits set forth by the Law.
III. MANAGEMENT — REPRESENTATION

Art. 7.	Board of managers

7.1.	The Company is managed by a board of managers composed of at least one A manager and at least one B manager. The managers are appointed and designated as A manager or B manager by a resolution of the shareholders which sets the term of their office. The manager(s) need not to be shareholder(s).

7.2.	The managers may be dismissed at any time ad nutum (without any reason).
Art. 8.	Powers of the board of managers

8.1.	All powers not expressly reserved by the Law or the present Articles to the general meeting of shareholders fall within the competence of the board of managers, which shall have all powers to carry out and approve all acts and operations consistent with the Company’s object.

8.2.	Special and limited powers may be delegated for determined matters to one or more agents, either shareholders or not, by the board of managers of the Company.

Art. 9.	Procedure

9.1.	The board of managers shall meet as often as the Company’s interests so require or upon request of any manager at the place indicated in the convening notice.

9.2.	Written notice of any meeting of the board of managers shall be given to all managers at least 24 (twenty-four) hours in advance of the date set for such meeting, except in case of emergency, in which case the nature of such circumstances shall be set forth in the convening notice of the meeting of the board of managers.

9.3.	No such convening notice is required if all the members of the board of managers of the Company are present or represented at the meeting and if each states it has been duly informed of the meeting, and has full knowledge of the agenda of the meeting. The notice may be waived by the consent in writing, whether in original, by telegram, telex, facsimile or e-mail, of each member of the board of managers of the Company.

9.4.	Any manager may act at any meeting of the board of managers by appointing in writing another manager as his proxy.

9.5.	The board of managers can validly deliberate and act only if a majority of its members is present or represented, including at least one A manager and one B manager. A resolution of the board of managers is validly passed by a majority of the votes cast provided that at least one A manager and one B manager approves the resolution. The resolutions of the board of managers will be recorded in minutes signed by all the managers present or represented at the meeting. A copy will be sent to any manager not present.

9.6.	Any manager may participate in any meeting of the board of managers by telephone or video conference call or by any other similar means of communication allowing all the persons taking part in the meeting to hear and speak to each other. The participation in a meeting by these means is deemed equivalent to a participation in person at such meeting.
9.7.	In cases of urgency, circular resolutions signed by all the managers shall be valid and binding in the same manner as if passed at a meeting duly convened and held. Such signatures may appear on a single document or on multiple copies of an identical resolution and may be evidenced by letter or facsimile.

Art. 10.	Representation

The Company will be bound in all circumstances by the joint signatures of two managers of the Company, one of whom must be an A manager and one a B manager, or, as the case may be, by the joint or single signatures of any persons to whom such signatory power has been validly delegated in accordance with article 8.2.of these Articles.

Art. 11.	Liability of the managers

The managers assume, by reason of their mandate, no personal liability in relation to any commitment validly made by them in the name of the Company, provided such commitment is in compliance with these Articles as well as the applicable provisions of the Law.
IV. GENERAL MEETINGS OF SHAREHOLDERS
Art. 12.	Powers and voting rights

12.1.	The single shareholder assumes all powers conferred by the Law to the general meeting of shareholders.

12.2.	Each shareholder has voting rights commensurate to its shareholding.

12.3.	Each shareholder may appoint any person or entity as his attorney pursuant to a written proxy given by letter, telegram, telex, facsimile or e-mail, to represent him at the general meetings of shareholders.

Art. 13.	Form — Quorum — Majority

13.1.	If there are not more than twenty-five shareholders, the decisions of the shareholders may be passed by circular resolution, the text of which shall be sent to all the shareholders in writing, whether in original or by telegram, telex, facsimile or e-mail. The shareholders shall cast their vote by signing the circular resolution. The signatures of the shareholders may appear on a single document or on multiple copies of an identical resolution and may be evidenced by letter or facsimile.

13.2.	Resolutions are only validly passed if (subject to 13.3) they are adopted by shareholders owning more than half of the share capital.

13.3.	However, resolutions to alter the Articles or to dissolve and liquidate the Company may only be passed by a majority of the shareholders owning at least three quarters of the Company’s share capital
V. ANNUAL ACCOUNTS — ALLOCATION OF PROFITS
Art. 14.	Accounting Year

14.1.	The accounting year of the Company shall begin on the first of January of each year and end on the thirty-first December of the same year.

14.2.	Each year, with reference to the end of the Company’s year, the board of managers must prepare the balance sheet and the profit and loss accounts of the Company as well as an inventory including an indication of the value of the Company’s assets and liabilities, with an annex summarising all the Company’s commitments and the debts of the managers, the statutory auditor(s) (if any) and shareholders towards the Company.

14.3.	Each shareholder may inspect the above inventory and balance sheet at the Company’s registered office.

Art. 15.	Allocation of Profits

15.1.	The gross profits of the Company stated in the annual accounts, after deduction of general expenses, amortisation and expenses represent the net profit. An amount equal to five per cent (5%) of the net profits of the Company is allocated to the statutory reserve, until this reserve amounts to ten per cent (10%) of the Company’s nominal share capital.

15.2.	The general meeting of shareholders has discretionary power to dispose of the surplus. It may in particular allocate such profit to the payment of a dividend or transfer it to the reserve or carry it forward.

15.3.	Interim dividends may be distributed, at any time, under the following conditions:

(i) a statement of accounts or an inventory or report is established by the manager or the board of managers of the Company;

(ii) this statement of accounts, inventory or report shows that sufficient funds are available for distribution; it being understood that the amount to be distributed may not exceed realised profits since the end of the last financial year, increased by carried forward profits and distributable reserves but decreased by carried forward losses and sums to be allocated to the statutory reserve;

(iii) the decision to pay interim dividends is taken by the single shareholder or the general meeting of shareholders of the Company;

(iv) assurance has been obtained that the rights of the creditors of the Company are not threatened.

VI. DISSOLUTION — LIQUIDATION
16.1.	In the event of a dissolution of the Company, the liquidation will be carried out by one or several liquidators, who do not need to be shareholders, appointed by a resolution of the single shareholder or the general meeting of shareholders which will determine their powers and remuneration. Unless otherwise provided for in the resolution of the shareholder(s) or by law, the liquidators shall be invested with the broadest powers for the realisation of the assets and payments of the liabilities of the Company.

16.2.	The surplus resulting from the realisation of the assets and the payment of the liabilities of the Company shall be paid to the shareholder or, in the case of a plurality of shareholders, the shareholders in proportion to the shares held by each shareholder in the Company.
VI. GENERAL PROVISION
17.	Reference is made to the provisions of the Law for all matters for which no specific provision is made in these Articles.
TRANSITORY PROVISION
The first accounting year shall begin on the date of this deed and shall end on 31 December 2010.
SUBSCRIPTION-PAYMENT
Evergreen Packaging (Antilles) N.V., prenamed and represented as stated here-above, declares to subscribe for five hundred (500) shares of the Company and to fully pay them up by way of a contribution in cash in an amount of twelve thousand five hundred euro (EUR 12,500).
The amount of twelve thousand five hundred euro (EUR 12,500) is at the disposal of the Company, as has been proved to the undersigned notary, who expressly acknowledges it.
ESTIMATE
The expenses, costs, fees and charges of any kind whatsoever which will have to be borne by the Company as a result of its incorporation are estimated at approximately EUR 1,200.- (one thousand two hundred Euro).
RESOLUTIONS OF THE SHAREHOLDERS
Immediately after the incorporation of the Company, the sole shareholder of the Company, representing the entirety of the subscribed share capital has passed the following resolutions:
1.	(i) The following person is appointed as A manager of the Company for an indefinite period of time:
•	Gregory Alan Cole, Executive, born on March 12, 1963, in Auckland, New Zealand, whose private address is at 18 Tarata Street, Mt Eden, Auckland, New Zealand.

(ii)	The following persons are appointed as B managers of the Company for an indefinite period of time:

•	Hermann-Günter SCHOMMARZ, Company director, born on November 20, 1970, in Amersfoort (South Africa), whose professional address is at 6C Parc d’Activités Syrdall, L-5365 Munsbach, Grand Duchy of Luxembourg; and

•	Stewart KAM-CHEONG, Réviseur d’entreprises, born on July 22, 1962, in Port Louis (Mauritius), whose professional address is at 6C Parc d’Activités Syrdall, L-5365 Munsbach, Grand Duchy of Luxembourg.
2.	The registered office of the Company is set at 6C Parc d’Activités Syrdall, L-5365 Munsbach, Grand Duchy of Luxembourg.